UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2012

Liberty Global, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

12300 Liberty Boulevard Englewood, CO 80112
(Address of Principal Executive Office)

(303) 220-6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.

Amendment to Equity Incentive Awards

As previously disclosed by Liberty Global, Inc. (“LGI”), the compensation committee (the “Compensation Committee”) of the LGI Board of Directors approved in early 2011 the grant to its executive officers and certain key employees of performance-based restricted share units (“PSUs”) pursuant to the Liberty Global, Inc. 2005 Incentive Plan (as Amended and Restated Effective October 31, 2006) (the “Incentive Plan”). The two-year performance period for these PSUs (the “2011 PSUs”) was January 1, 2011 to December 31, 2012.  At the time of grant, the Compensation Committee selected as the performance measure growth in LGI's consolidated operating cash flow (revenue less operating, selling, general and administrative expenses, excluding depreciation and amortization, stock-based compensation, provisions for litigation, and impairment, restructuring and other operating charges or credits), as adjusted for events during the performance period such as acquisitions, dispositions and changes in foreign currency exchange rates and accounting principles or policies that affect comparability. The performance target selected by the committee was the achievement of a target compound annual growth rate in consolidated operating cash flow (“OCF CAGR”) for the two-year performance period, subject to the above-described adjustments. The Compensation Committee also established a base performance objective of achievement of 50% of the target OCF CAGR, which must be satisfied in order for participants, including named executive officers, to be eligible to earn any of their 2011 PSUs. If the base performance objective is achieved, a performance range of 75% to 125% of the target OCF CAGR would generally result in participants earning 50% to 150% of their 2011 PSUs, subject to reduction or forfeiture based on individual performance. Each participant who received a grant of PSUs must maintain a minimum individual performance rating (an “APR”) of 3.0 during the performance period to earn any award, and earned PSUs are subject to reduction in the discretion of the Compensation Committee if a participant receives an APR below 4.0 for the performance period.

As initially granted, earned 2011 PSUs were to vest in two equal installments, on March 31, 2013 and September 30, 2013.

On December 31, 2012, the Compensation Committee certified, based on LGI's anticipated OCF CAGR, as adjusted, for the performance period (the “Anticipated OCF CAGR”), that the base performance objective had been achieved. The Compensation Committee further determined that approximately 91% of the 2011 PSUs had been earned, and that each of the anticipated “Named Executive Officers” for 2012 who is a U.S. employee (each, a “2012 U.S. NEO”) achieved an APR of at least 4.0 during the performance period.

Also on December 31, 2012, the Compensation Committee modified the 2011 PSUs with respect to those participants who are U.S. employees by approving (i) the grant, and immediate vesting, of freely-tradable shares of LGI Series A common stock and LGI Series C common stock (in equal amounts) in exchange for earned 2011 PSUs that would have vested on March 31, 2013 and (ii) the grant of restricted shares of LGI Series A common stock and LGI Series C common stock (in equal amounts) that will vest on September 30, 2013, in exchange for earned 2011 PSUs that would have vested on September 30, 2013.

Based on the foregoing, the table below sets forth the number of freely-tradable and restricted shares of LGI Series A common stock and LGI Series C common stock received by each of these 2012 U.S. NEOs:

Name	LBTYA Free Shares	LBTYK Free Shares	LBTYA Restricted Shares	LBTYK Restricted Shares

Bernard G. Dvorak	12,807	12,807	12,807	12,807
Michael T. Fries	29,271	29,271	29,272	29,272
Balan Nair	12,807	12,807	12,807	12,807

The Compensation Committee has reserved the right, in its sole discretion, to require forfeiture of any or all of the restricted shares received by a grantee to the extent the OCF CAGR for the performance period, as adjusted and based on audited financial results, would have warranted the grant of fewer restricted shares than that based on the Anticipated OCF CAGR.

Amendment to Annual Award Program

Also, as previously disclosed by LGI, the Compensation Committee in early 2012 approved an annual cash performance award program for that year (the “2012 Annual Award Program”). Under this program, 60% of each participant's maximum achievable performance award (the “60% Portion”) is based on achievement against financial performance metrics for calendar year 2012, and 40% is based on individual achievement against defined performance goals over the same period (the “40% Portion”). The Compensation Committee selected as the financial performance metric, for the 2012 U.S. NEOs, achievement of 2012 budgeted revenue and operating free cash flow growth on a consolidated basis and, if applicable operating unit basis, subject to adjustments as permitted in the 2012 Annual Award Program.

On December 31, 2012, the Compensation Committee determined the amount of the 60% Portion that was earned by those participants, who are U.S. employees, based on LGI’s anticipated financial results (the “Anticipated Growth”).  Based on this determination, the Compensation Committee awarded the cash awards in the table below to the 2012 U.S. NEOs:

Name	60% Portion Cash Award

Bernard G. Dvorak	$475,800
Michael T. Fries	$1,903,200
Balan Nair	$475,800

The 40% Portion of the cash performance awards payable to U.S. participants (including the 2012 U.S. NEOs) will be determined and paid in 2013.

The Compensation Committee has reserved the right, in its sole discretion, to require recoupment of any or all of the cash awards granted to a U.S. participant as to his or her 60% Portion to the extent the financial performance for 2012, based on audited financial results, would have warranted the payment of a smaller cash award than that based on the Anticipated Growth.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: January 4, 2013

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